Exhibit 99.1

Jamba, Inc. Announces Second Quarter 2011 Financial Results

Net Income Improved to $3.9 Million from $1.6 Million, An Increase of 148%

Comparable Store Sales Increase 4.3% for Company Stores

Company Maintains Outlook for Fiscal 2011

EMERYVILLE, Calif., August 16, 2011 —Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the second fiscal quarter ended July 12, 2011. Solid results continued in the quarter reflecting growth driven by a third consecutive quarter of Company-owned comparable store improvement, international store expansion and continued extension of the Jamba brand with new consumer products and expanded retail distribution.

Highlights for the 12 weeks ended July 12, 2011, compared to the 12 weeks ended July 13, 2010:

•	Net income was $3.9 million, or $0.05 diluted earnings per share for the quarter, compared to $1.6 million or $0.02 diluted earnings per share for the prior year period.

•

Company-owned comparable store sales(1) increased 4.3% for the quarter as compared to the prior year period, reflecting the Company’s third consecutive quarter of positive Company-owned comparable stores sales growth and sequential improvement in eight of the last nine quarters.

•

System-wide comparable store sales(1) increased 2.9% for the quarter as compared to the prior year period and franchise-operated comparable store sales(1) increased 1.4% for the quarter, as compared to the prior year period.

•

Total revenue for the second quarter decreased 20.5% to $58.9 million from $74.1 million for the prior year period driven primarily by the impact of the trade-off of Company-owned store sales for royalties and franchise fees as a result of the Company’s refranchising initiative. Non-GAAP adjusted total revenue(2) was $58.3 million for the quarter compared to non-GAAP adjusted total revenue (2) of $56.9 million for the prior year period.

•	General and administrative expenses for the quarter decreased 14.1% to $8.0 million from $9.4 million as compared to the prior year period.

•	Three new franchise stores and five new Company-owned stores in the U.S. were opened during the quarter.

•	Jamba’s Korean master developer opened an additional four Jamba Juice locations in South Korea.

“Our performance in the second quarter reflects solid progress in our transformation of Jamba. We achieved positive Company-store comparable sales for the third consecutive quarter, reflecting sequential improvement in eight of the last nine quarters. Our franchise comparable store sales were positive for the fourth consecutive quarter and system-wide we posted positive comparable store sales of 2.9%. We are pleased with our results to date and are currently on-track to deliver our overall objectives for the year,” said James D. White, chairman, president and CEO, Jamba, Inc. “With our refranchising initiative successfully concluded, we are now fully focused on growth of the Jamba brand – in the U.S. and internationally through the opening of new locations, through the addition of new, better-for-you items to our menu, and through the extension of the Jamba brand at retail through licensed consumer products. All these efforts were on track or ahead of expectation in the second quarter.”

Mr. White continued, “This year Jamba announced expansion into three major international markets – Korea, the Philippines and Canada. Consumer acceptance in Korea has been strong and our partner is accelerating their store opening schedule. The growth and acceptance of Jamba-branded consumer products has also been strong. Our products are in growth categories, like energy drinks and at-home smoothie kits, where the recognition of Jamba as a leading health and wellness brand makes a difference. We expect retail distribution to grow from 25,000 to more than 30,000 by year-end.”

Second Quarter Fiscal 2011 Results

Revenue

For the second quarter ended July 12, 2011, total revenues decreased 20.5% to $58.9 million from $74.1 million in the second quarter ended July 13, 2010. The decrease is primarily due to the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative. During the second quarter of 2011, Company-owned comparable store sales increased 4.3%, system-wide comparable store sales increased 2.9% and franchise-operated comparable store sales increased 1.4%, compared to the prior year period. Franchise and other revenue increased 58.3%, driven primarily by the increase in the number of franchise-operated stores. Jamba’s CPG licensed revenue increased to $0.4 million in the second quarter of 2011 from $0.1 million in the prior year period due primarily to the commercialization and sale of licensed Jamba consumer products at approximately 25,000 retail points of distribution.

Non-GAAP Adjusted Operating Profit(3) and Non-GAAP Adjusted Operating Profit Margin(3), Non-GAAP Adjusted Operating Profit (excluding refranchising)(4) and Non-GAAP Adjusted Operating Margin (excluding refranchising)(4)

Jamba’s non-GAAP adjusted operating profit margin(3) increased by 360 basis points to 25.6% for the second quarter of 2011 on a year-over-year basis and on a dollar basis decreased $1.2 million from the second quarter of 2010 reflecting the impact of refranchised stores. Non-GAAP adjusted operating profit (excluding refranchising)(4) reflected an increase of $1.6 million and on a non-GAAP adjusted operating profit margin (excluding refranchising)(4) rate reflected a 220 basis point improvement from 22.8% to 25.0% in the second quarter of 2011 as compared to the prior year period. Quarterly comparisons excluding the effects of the refranchising initiative from non-GAAP adjusted operating profit will be provided until the end of the first quarter of fiscal 2012, which represents the last refranchising year-over-year comparable quarter. As a result of Jamba’s positive Company-owned comparable store sales increase, the Company is leveraging fixed occupancy costs.

Number of Stores

Jamba has 746 stores in the United States, of which 436 are franchise-operated stores and 310 are Company-owned. During the second quarter, the Company opened three new domestic franchise stores, of which one was a traditional venue and two were non-traditional venues. Five new Company-owned stores were opened during the period and three Jamba Juice stores closed system-wide. Internationally, the Company’s Korean master developer opened four new Jamba Juice locations in South Korea during the second quarter.

Non-GAAP Adjusted Total Revenue(2)

Non-GAAP adjusted total revenue(2) which is total revenue adjusted for the effect of refranchising, improved by $1.4 million to $58.3 million for the second quarter compared to the prior year period.

Non-GAAP Adjusted Net Income(5)

Non-GAAP adjusted net income(5) improved to $4.4 million from $3.1 million for the second quarter compared to the prior year period.

Outlook for 2011

The Company continues to expect to achieve the following results for fiscal 2011:

•	Deliver positive Company-owned comparable store sales(1) of 2-4%;

•	Achieve Adjusted operating profit margin(3) of 18-20%;

•	Develop 50-70 U.S. locations in traditional, non-traditional, and express franchise formats;

•	Maintain general and administrative expenses, in dollars (excluding litigation charges and other one-time expenses), consistent with 2010 levels.

Liquidity

On July 12, 2011, the Company held $23.4 million in cash, cash equivalents, and restricted cash as compared to $30.8 million cash, cash equivalents and restricted cash at December 28, 2010. On July 12, 2011, the Company held $1.4 million in restricted cash compared to a balance of $1.8 million on December 28, 2010.

Webcast and Conference Call Information

A conference call to review the second quarter 2011 results will be held today, August 16, 2011 at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 941-1427 or for international callers by dialing (480) 629-9664. A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 4459257. The replay will be available until September 6, 2011. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. Founded in 1990, Jamba Juice is a leading restaurant retailer of better-for-you food and beverage offerings, including great tasting fruit smoothies, juices, and teas, hot oatmeal made with organic steel cut oats, wraps, salads, sandwiches, California Flatbreads™and a variety of baked goods and snacks. As of July 12, 2011, Jamba Juice had 746 locations in the United States consisting of 436 franchise-operated stores and 310 Company-owned stores and had six international stores. For the nearest location or a complete menu, visit the Jamba Juice website at www.jambajuice.com or call 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT:

For Jamba, Inc Investor Relations

Don Duffy, ICR

203-682-8200

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP adjusted revenue is total revenue. The GAAP measure most directly comparable to non-GAAP adjusted operating profit and non-GAAP adjusted operating profit (excluding refranchising) is net income (loss). An explanation and reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.

The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company’s core business operations may perform and may look in the future. The Company’s core business operations are comprised of Company-owned and franchise-operated stores and consumer packaged goods (CPG) licensing operations. The Company believes its core business performance represents the Company’s on-going performance in the ordinary course of its operations. Management excludes from the Company’s core business performance those items, such as impairment charges, income taxes, restructuring and severance programs and costs relating to specific major projects which are non-routine, expenses or income from certain legal actions, settlements and related costs, general and administrative expense, including non-cash compensation related to stock and options. Management does not believe these items, including non-cash items, are reflective of the Company’s ongoing core operations and accordingly excludes those items from non-GAAP adjusted operating profit and non-GAAP operating profit (excluding refranchising). Additionally, each non-GAAP measure has historically been presented by the Company as a complement to its most comparable

GAAP measure, and the Company believes that the continuation of this practice increases the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments are discussed further below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1)	Comparable store sales are calculated using sales of Jamba Juice stores open at least thirteen full fiscal periods. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the stores base for each accounting period of the fiscal quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, franchise-operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba brand and, ultimately, the performance of the Company, the Company-owned stores, and the franchise-operated stores.
(2)	Non-GAAP adjusted total revenue excludes the impact of 127 Company-owned stores that were refranchised during or after the second fiscal quarter of 2010. The Company believes adjusted total revenue is a useful indicator of operating performance because it enables comparisons of the Company’s total revenue that are unaffected by the Company’s decision to sell Company-owned stores to franchisees instead of continuing to operate such stores as Company-owned stores.
(3)

Non-GAAP adjusted operating profit is calculated as net loss as determined in accordance with GAAP, excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. Non-GAAP adjusted operating profit margin is calculated as non-GAAP adjusted operating profit as a percentage of GAAP total revenue. The Company evaluates its performance using non-GAAP adjusted operating profit margin to assess the Company’s historical and prospective operating financial performance, as well as its core operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s core business operating performance. The Company believes its core business operating performance represents the Company’s on-going performance in the ordinary course of its core operations. Accordingly, the Company excludes from its core operating performance those items whose impact are not reflective of its core operations such as (a) interest income, (b) interest expense, (c) income taxes, (d) depreciation and amortization, (e) impairment of long-lived assets, (f) other operating, net, and (g) general and administrative expenses. This definition of adjusted operating profit margin is the same definition previously used by the Company to define operating profit margin in its 2011 outlook.
(4)	Non-GAAP adjusted operating profit (excluding refranchising) and non-GAAP adjusted profit margin (excluding refranchising) were calculated as described in Note 3 above, excluding the impact of 127 Company-owned stores that were refranchised during or after the second fiscal quarter of 2010. These non-GAAP measure enable comparisons of the Company’s non-GAAP adjusted operating profit and adjusted operating profit margin that are unaffected by the Company’s decision to sell Company-owned stores to franchisees instead of continuing to operate such stores as Company-owned stores.
(5)	Non-GAAP adjusted net income (loss) is calculated as net income (loss) as determined in accordance with GAAP excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. The Company believes that net income (loss) adjusted for non-routine items is a helpful indicator of the Company’s operating performance in that it shows the net gain (loss) without the impact of the non-routine transactions, specifically, lease terminations, store closures, impairment and loss (gain) from the refranchising transactions. Management does not believe non-routine items are reflective of the Company’s ongoing performance and accordingly excludes those items from non-GAAP adjusted net income (loss).

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except share and per share amounts)	July 12, 2011	December 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$21,944	$29,024
Restricted cash	1,428	1,620
Receivables, net of allowances of $219 and $200	7,300	6,377
Inventories	2,500	2,486
Prepaid rent	1,930	508
Prepaid and refundable income taxes	181	539
Prepaid expenses and other current assets	1,583	5,481

Total current assets	36,866	46,035

Property, fixtures and equipment, net	47,327	49,215
Trademarks and other intangible assets, net	1,190	1,341
Restricted cash	—	205
Deferred income taxes	40	40
Other long-term assets	3,018	3,218

Total assets	$88,441	$100,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,521	$6,851
Accrued compensation and benefits	5,764	6,161
Workers’ compensation and health insurance reserves	1,031	1,140
Accrued jambacard liability	23,959	29,756
Other accrued expenses	11,249	12,622

Total current liabilities	48,524	56,530

Long-term workers’ compensation and health insurance reserves	—	166
Deferred rent and other long-term liabilities	14,171	15,416

Total liabilities	62,695	72,112

Commitments and contingencies

Series B redeemable preferred stock, $.001 par value, 304,348 shares authorized; 173,389 and 197,485 shares issued and outstanding at July 12, 2011 and December 28, 2010, respectively.	18,242	20,554

Stockholders’ equity:

Common stock, $.001 par value, 150,000,000 shares authorized; 66,561,976 and 63,734,961 shares issued and outstanding at July 12, 2011 and December 28, 2010, respectively	67	64
Additional paid-in-capital	368,517	365,817
Accumulated deficit	(361,080)	(358,493)

Total stockholders’ equity	7,504	7,388

Total liabilities and stockholders’ equity	$88,441	$100,054

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Week Period Ended		28 Week Period Ended
(Dollars in thousands except share and per share amounts)	July 12, 2011	July 13, 2010	July 12, 2011	July 13, 2010
Revenue:
Company stores	$55,969	$72,250	$119,172	$150,720
Franchise and other revenue	2,886	1,823	5,858	3,781

Total revenue	58,855	74,073	125,030	154,501

Costs and operating expenses:
Cost of sales	12,807	17,124	28,020	36,237
Labor	16,610	21,424	38,574	49,094
Occupancy	6,725	9,363	16,905	22,326
Store operating	7,668	9,896	17,189	20,858
Depreciation and amortization	2,860	3,490	6,816	8,424
General and administrative	8,038	9,361	18,483	20,238
Impairment of long-lived assets	326	2,121	902	2,292
Other operating, net	(68)	(397)	579	(1,573)

Total costs and operating expenses	54,966	72,382	127,468	157,896

Income (loss) from operations	3,889	1,691	(2,438)	(3,395)

Other expense, net:

Interest income	27	14	27	38
Interest expense	(106)	(112)	(339)	(289)

Total other expense, net	(79)	(98)	(312)	(251)

Income (loss) before income taxes	3,810	1,593	(2,750)	(3,646)
Income tax benefit (expense)	123	(9)	163	(26)

Net income (loss)	3,933	1,584	(2,587)	(3,672)

Preferred stock dividends and deemed dividends	(538)	(660)	(1,365)	(2,463)

Net income available (loss attributable) to common stockholders	$3,395	$924	$(3,952)	$(6,135)

Weighted-average shares used in computation of earnings (loss) per share:
Basic	65,961,425	59,436,905	65,588,218	56,397,289
Diluted	85,436,405	61,309,101	65,588,218	56,397,289

Earnings (Loss) per share:
Basic	$0.05	$0.02	$(0.06)	$(0.11)
Diluted	$0.05	$0.02	$(0.06)	$(0.11)

JAMBA, INC.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Operating Profit, Non-GAAP Adjusted Operating Profit Margin, Non-GAAP Adjusted Operating Profit (Excluding Refranchising) and Non-GAAP Adjusted Operating Profit Margin (Excluding Refranchising)

(Unaudited)

(Dollars in thousands)	12 Week Period Ended		28 Week Period Ended
	July 12, 2011	July 13, 2010	July 12, 2011	July 13, 2010
Net income (loss)	$3,933	$1,584	$(2,587)	$(3,672)
Interest income	(27)	(14)	(27)	(38)
Interest expense	106	112	339	289
Income tax (benefit) expense	(123)	9	(163)	26
Depreciation and amortization	2,860	3,490	6,816	8,424
Impairment of long-lived assets	326	2,121	902	2,292
Other operating, net	(68)	(397)	579	(1,573)
General and administrative	8,038	9,361	18,483	20,238

Adjusted operating profit	$15,045	$16,266	$24,342	$25,986
Impact of refranchised stores	(507)	(3,313)	(539)	(5,139)

Adjusted operating profit (excluding refranchising)	$14,538	$12,953	$23,803	$20,847

Adjusted operating profit margin

Total Revenue	$58,855	$74,073	$125,030	$154,501

Adjusted operating profit margin	25.6%	22.0%	19.5%	16.8%

Adjusted Operating profit margin (excluding refranchising)

(Dollars in thousands)
Revenue	$58,855	$74,073	$125,030	$154,501
Impact of refranchised stores	(593)	$(17,137)	(5,867)	$(36,920)

Adjusted Total Revenue	$58,262	$56,936	$119,163	$117,581

Adjusted operating profit margin (excluding refranchising)	25.0%	22.8%	20.0%	17.7%

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss) adjusted for non-routine items

(Unaudited)

(Dollars in thousands)
Net income (loss)	$3,933	$1,584	$(2,587)	$(3,672)
Lease terminations and store closures	106	391	226	721
(Gain) Loss on refranchising	—	(1,037)	340	(2,895)
Impairment	326	2,121	902	2,292

Net income (loss) adjusted for non-routine items	$4,365	$3,059	$(1,119)	$(3,554)

JAMBA, INC.

STORE COUNT

(Unaudited)

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
Quarter ended July 12, 2011		Domestic	International
At December 28, 2010	351	391	1	743
Opened	7	9	5	21
Closed	(6)	(6)	—	(12)
Refranchised	(42)	42		—

At July 12, 2011	310	436	6	752

Quarter ended July 13, 2010
At December 29, 2009	478	260	1	739
Opened	1	11		12
Closed	(5)	(3)		(8)
Refranchised	(42)	42		—

At July 13, 2010	432	310	1	743

COMPARABLE STORE SALES

(Unaudited)

	12 WEEK PERIOD ENDED		28 WEEK PERIOD ENDED
	July 12, 2011	July 13, 2010	July 12, 2011	July 13, 2010
Percentage Change in Comparable store sales
Company stores	4.3%	-2.4%	3.2%	-2.8%
Franchise stores	1.4%	-3.6%	2.8%	-3.8%
System-wide	2.9%	-2.7%	3.0%	-3.1%

Percentage Change in Comparable Company store sales
Average check effect	6.0%	3.4%	4.8%	5.0%
Traffic effect	-1.7%	-5.8%	-1.6%	-7.8%

Total Comparable Company store sales	4.3%	-2.4%	3.2%	-2.8%